EXHIBIT 99.1

Omega Protein Reports 3 Cents Per Share Second Quarter Profit

HOUSTON, August 7, 2006 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported net income of $630,000 (3 cents a share) for the second quarter of 2006, compared with net income of $659,000 (3 cents a share) for the second quarter of the previous year.

Revenues for the second quarter ended June 30, 2006 were $33.3 million compared with revenues of $27.5 million for the comparable quarter in 2005. Omega Protein recorded operating income of $1.5 million for the 2006 second quarter, versus operating income of $0.8 million for the second quarter of 2005.

For the six months ended June 30, 2006, the Company had revenues of $61.6 million, compared with $51.3 million in revenues for the first six months of 2005. Omega Protein recorded operating income of $4.9 million for the six months ended June 30, 2006, versus operating income of $1.0 million for the comparable period a year earlier. The Company had net income of $3.2 million (13 cents a share) for the six months ended June 30, 2006, compared with net income of $766,000 (3 cents a share) for the six months ended June 30, 2005.

Omega Protein’s second quarter results, as well as the results for the first six months of 2006, reflect increased margins primarily due to higher sales prices received during the current year, partially offset by increased costs of production.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others, (1) the possibility that the Company’s estimates and assumptions for its calculation of hurricane losses could be incorrect; (2) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) Omega Protein’s expectations regarding demand for OmegaPure® proving to be incorrect; and (5) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its 2005 Annual Report on Form 10K under the headings, “Management’s Discussion and Analysis of Financial Condition” and “Risk Factors.”

OMEGA PROTEIN CORPORATION

Statement of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(in thousands, except per share amounts)
Revenues	$33,338	$27,510	$61,641	$51,341
Cost of sales	28,002	23,693	49,313	44,468

Gross profit	5,336	3,817	12,328	6,873
Selling, general and administrative expense	3,641	2,957	6,977	5,735
Loss resulting from natural disaster	192	—	433	—
Loss on disposal of assets	30	96	29	96

Operating income	1,473	764	4,889	1,042
Interest expense, net	(353)	(52)	(645)	(175)
Other income (expense), net	(104)	230	(126)	191

Income before income taxes	1,016	942	4,118	1,058
Provision for income taxes	386	283	962	292

Net income	$630	$659	$3,156	$766

Basic earnings per share	$0.03	$0.03	$0.13	$0.03

Weighted average common shares outstanding	25,088	24,968	25,066	24,937

Diluted earnings per share	$0.02	$0.03	$0.12	$0.03

Weighted average common shares and common share equivalents outstanding	26,023	26,307	26,016	26,383

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	June 30, 2006	December 31, 2005
	(in thousands)
ASSETS
Current assets	$101,880	$98,390
Property and equipment, net	101,422	93,965
Deferred tax assets, net	5,397	6,293
Other assets	2,196	1,579

Total assets	$210,895	$200,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$27,579	$19,270
Long-term debt, less current maturities	26,454	27,658
Other long-term liabilities	10,984	10,932
Stockholders’ equity	145,878	142,367

Total liabilities and stockholders’ equity	$210,895	$200,227

Book value per share outstanding	$5.81	$5.69

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.buyomegaprotein.com

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